EXHIBIT 99.2

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DVSA - Q2 2004 Diversa Corporation Earnings Conference Call

CORPORATE PARTICIPANTS

Martin Sabarsky

Diversa Corp. – Sr. Director, Corporate Development and IR

Dr. Jay Short

Diversa Corp. - CEO

Edward Shonsey

Diversa Corp. - EVP, Internal Development & Acting CFO

Bill Baum

Diversa Corp. - EVP

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Diversa Corp. mid-year 2004 earnings conference call. My name is Rachel, and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of today’s conference. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the conference over to your hosts for today’s presentation, Mr. Martin Sabarsky, Senior Director of Corporate Development and Investor Relations. Please proceed, sir.

Martin Sabarsky - Diversa Corp. - Corporate Development and IR

Thank you for joining Diversa Corporation’s mid-year conference call. I am Martin Sabarsky, and with me are Dr. Jay Short, Diversa’s President and CEO, and Edward Shonsey, formerly CFO of Pioneer Hi-Bred, and currently Diversa’s Executive Vice President of Internal Development and Acting CFO, as well as several other members of management who will participate in the question-and-answer portion of our call.

The purpose of our call is to report our progress on achieving our corporate goals for 2004, review financial results for the first half of the year, and update our financial guidance.

Before we begin, I would like to advise you that this discussion will include forward-looking statements, including statements regarding new product development, timing of product launches, and our related research programs; the potential market opportunities for Diversa’s products and related market penetration by Diversa’s products; the achievement of milestones; the expected benefits from our recent corporate and collaborative accomplishments; the signing of new collaborative agreements; our corporate goals; our clinical development plans for the Sordarins antifungal program; other developments in our pharmaceutical programs; and operating and financial guidance. These statements involve risks and uncertainties that may cause our actual results to differ materially from our current expectations, including risks associated with our technologies, intellectual property protection, our ability to enter into and maintain strategic alliances, competitive products or technologies, delays in product development, regulatory approvals, and market acceptance. We encourage you to review our periodic filings with the SEC, including Diversa’s Forms 10-Q and 10-K for a more complete description of certain of these risks.

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FINAL TRANSCRIPT

DVSA - Q2 2004 Diversa Corporation Earnings Conference Call

I would now like to turn the call over to Dr. Jay Short, Diversa’s President and CEO.

Dr. Jay Short - Diversa Corp. - CEO

Thank you, and welcome to Diversa’s mid-year conference call. I would like to begin with a discussion of our numerous year-to-date achievements then provide an update on our pharmaceutical programs, and finish with a recap of our remaining goals for 2004.

Edward Shonsey, who has been acting as Diversa’s CFO since mid-May, will then review the second-quarter financial results that we released yesterday, as well as provide updated financial guidance.

First, Diversa has made terrific progress in achieving the product commercialization and collaborative goals we set out at the beginning of the year. On the product front, three new products have been launched since the beginning of the year — Quantum Phytase, with our partner Syngenta; and Cottonase and Luminase enzymes, which are independent Diversa products. Earlier this year, Quantum Phytase was launched under our collaboration with Syngenta, a world-leading agribusiness company. Currently, this product is being sold in several markets outside of the U.S., including Mexico and Brazil. We anticipate that FDA approval for this product in the U.S. market will be received later in the third quarter. Quantum Phytase is a novel, next-generation phytase that supplements animal feed used primarily with poultry and swine. Extensive research has demonstrated that Quantum Phytase significantly improves utilization of phosphorus in animal feed, along with other essential nutrients. Moreover, results from more than 50 poultry and swine trials show that Quantum Phytase consistently outperforms other commercial phytases on a wide variety of diets. The current worldwide market for all phytase enzymes is estimated to be approximately $200 million, with upwards of 30 percent annual growth. This growth has been driven by powerful economics for producers as well as regulatory pressure to decrease pollution caused by the phosphate-rich waste from swine and poultry farms, which is a leading cause of water pollution. Based on the clear commercial and environmental advantages of using Quantum Phytase, we expect that this product will capture a significant share of the overall phytase market. Quantum Phytase complements Phyzyme Phytase, which was the enzyme that was launched last year under our agreement with Danisco Animal Nutrition. These products address various segments of the phytase marketplace, and we are pleased that both products have been well-received by customers.

Last month, we announced the launch of our new Cottonase textile processing enzyme. Cottonase enzyme is a novel, environmentally-friendly product for cotton-based textile processing. Cottonase enzyme is designed to increase the efficiency of textile processing under a broad range of manufacturing conditions by allowing textile producers to save both time and cost in preparing cotton, yarn, or fabrics for dyeing, printing, or finishing. Traditionally, cotton scouring has required the use of harsh, caustic chemicals, high temperatures and large volumes of water. Textile producers incur significant additional expenses, not only from the caustic and extra energy, but also in the treatment of wastewater to remove residual caustic and other chemical byproducts. With Cottonase enzyme, textile producers have a new, more cost-effective alternative to chemical scouring. We estimate that this product represents a $50 million opportunity within the global market for textile processing enzymes. We manufacture Cottonase enzyme and plan to market it worldwide through regional distributors who are in the process of evaluating the product with customers.

Earlier this month, we announced the launch of Luminase enzyme for improved wood pulp bleaching. We believe that because of its ability to produce brighter, whiter paper with reduced amounts of chemicals, its ease-of-use in current pulp and paper manufacturing processes, and its 100 percent biodegradable nature, Luminase enzyme represents an important addition for the multi-billion dollar worldwide paper industry. Luminase enzyme is a novel, differentiated product that reduces the need for harsh bleaching chemicals by as much as 28 percent. All bleaching chemicals combined cost the pulp and paper industry nearly $2 billion each year. We believe that the potential cost savings and processing advantages over existing enzyme products allow Luminase enzyme to immediately address a market of over $200 million. We manufacture Luminase enzyme and plan to sell it to the pulp and paper industry worldwide through a combination of direct sales and distributors in certain markets.

In addition to the products that have already launched this year, we anticipate launching our first vaccine product with Bayer this year under our animal health collaboration in the area of aquaculture. Diversa is completing the development and registration of this product, and Diversa will handle the manufacturing for this microbially-produced protein product. It will be distributed by Bayer in designated markets within the Bayovac product line, and it is addressing Rickettsia, an infectious agent that causes a very high mortality rate among farmed salmon.

Under our collaboration with Bayer, we expect to pursue additional animal health applications based on Diversa’s ability to discover and evolve proteins in this area. As aquaculture is a high value market, and the fastest-growing component of the animal health market, we view this as particularly attractive opportunity for our first series of animal health products.

Finally, we remain on track for our 2006 launch of a very important vegetable oil processing enzyme that represents an estimated $350 million opportunity for Diversa. We expect to update you on this exciting product as it proceeds through the regulatory process.

Now on the collaborations front, we have been focused this year on advancing product candidates and achieving milestones under our

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DVSA - Q2 2004 Diversa Corporation Earnings Conference Call

collaboration with Syngenta, as well as strengthening this important relationship in the area of the animal feed enzymes. Last month, we announced that we achieved all of the potential milestones for 2004 under our Zymetrics contract joint venture with Syngenta. In less than six months and ahead of schedule, Diversa successfully delivered 3 enzyme candidates for feed and food processing applications that exceeded the performance requirements in field trials, resulting in multiple development milestone payments.

This morning, we announced an agreement with Syngenta that strengthens our research and product development alliance and continues the development and commercialization of novel animal feed enzymes beyond the five-year initial agreement established in 1999. The new agreement will provide Syngenta with the ability to continue its collaboration with Diversa in the area of animal feed enzymes on an exclusive basis in exchange for an exclusivity fee and continued research and development funding. The agreement also provides for a number of Syngenta employees to be relocated to work alongside Diversa’s scientists in San Diego to further accelerate product development. Syngenta and Diversa will continue to collaborate in the research for and development of other enzymes and selected antibody and other biopharmaceutical products.

Now I would like to provide you with an update on our pharmaceutical programs, including proteins for drug discovery, our protein therapeutics program, and our small molecule program. Diversa has recently licensed to Amgen its fluorescent proteins for pharmaceutical drug discovery. We have also engaged Coalesce Corp. as a marketing partner to assist in our efforts to license these products to other biopharmaceutical companies.

Within the protein therapeutics program, we are currently focused on both partnered and internal projects for antibody optimization as well as human antibody generation. Our in-vitro human immune system is referred to as OmniMab because of its ability to evolve 100 percent of all amino acids within the antibody protein, and its ability to access the estimated 60 percent of human antibodies lost by traditional systems. With the OmniMab system, we have made significant progress in initiating funded projects with our corporate collaborators and have received multiple Bio-Defense awards. Our unique approach is designed to provide comprehensive antibody coverage against targets, including traditionally difficult targets, in order to achieve improved therapeutic performance, higher production yields, and broad patent protection preventing follow-on antibodies. To date, we have successfully engineered a billion-member synthetic library of fully human antibodies. We expect this diverse collection of antibodies to deliver better functional properties than traditional hybridoma, transgenic animal, and phage display technologies.

In antibody optimization, we have a number of projects targeting improved antibodies to diagnose or treat serious diseases. Our collaboration with Medarex is aimed at developing therapeutic antibodies with enhanced functionality. We are providing our capabilities in directed evolution and Medarex is contributing its expertise in the relevant animal models. In addition, we have multiple BioDefense projects in collaboration with the U.S. Army Medical Institute of Infectious Diseases, USAMRIID, for the development of optimized antibodies to diagnose and treat several important infectious agents and related toxins, including anthrax, plague, alpha virus, and ricin toxin. Utilizing funding from the NIH and the Department of Defense to support these projects, Diversa is contributing to an improved national biodefense response, while receiving support for the advancement of our antibody programs.

Diversa has successfully completed the initial phase of development for improved antibody binders to encephalitis-related viruses, while maintaining pan-specificity to variants of the virus. We believe that these efforts will lead to substantially improved BioDefense diagnostic antibodies with improved specificity and sensitivity.

Additionally, we are using this platform in our collaborations with Syngenta and XOMA on therapeutic antibody discovery projects. Earlier this year, we announced a collaboration and license agreement with XOMA for the discovery and development of antibodies for autoimmune diseases. Under the collaboration, Diversa receives research funding, milestones and royalties on any drugs developed. In addition, Diversa received rights to XOMA’s antibody bacterial expression technology for a license fee and potential milestones and royalties.

In the small molecule area, we have collaborative programs with Syngenta, independent internal programs, an antifungal program based on Sordarins that was acquired from GlaxoSmithKline, otherwise known as GSK, and a new anti-infective program recently announced with GSK.

Since acquiring our Sordarins antifungal program, Diversa has been performing additional preclinical development activities on multiple potential candidates, driving toward an IND filing for the best molecule with the highest market potential among those candidates — that is, the best combination of a low cost of goods, low toxicity, and high oral bioavailability. We are now performing more comprehensive testing on several potential candidates before initiating the final IND-enabling studies. Accordingly, we are now looking at an IND submission in mid-2005, although we are not guiding to the specific quarter at this time. This will result in lower expenses for this program in 2004 than previously planned, as the ongoing preclinical studies will be spread into 2005. We believe that the novel mechanisms of the Sordarins molecules will allow the development of an extremely important therapeutic for the treatment of severe hospital infections from Candida and other drug-resistant fungi that currently result in a 50 percent mortality rate in our targeted patient population.

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DVSA - Q2 2004 Diversa Corporation Earnings Conference Call

Next, I would like to recap our announcement last week of our most recent agreement with GlaxoSmithKline. This third agreement with GSK is a particularly exciting one, because it represents one more validation of our pharmaceutical capabilities. This agreement represents an innovative approach to leverage and integrate core capabilities in process development and drug development of Diversa and GSK to advance a novel, anti-infective compound initially discovered by GSK. This compound is complementary with our anti-infective focus and our strategy of pursuing therapeutics to treat serious, hospital-based infections. Diversa will have the primary responsibility to develop the synthesis processes required to advance the compound into clinical development. On achievement of specific performance criteria by Diversa, GSK will have the option to further develop this compound and obtain exclusive worldwide commercialization rights in exchange for milestone payments, option and license fees, and royalties to Diversa. If GSK decides not to exercise this option, then Diversa will obtain development and commercialization rights to the compound in exchange for royalties to GSK. This collaboration represents an achievement of our goal of establishing a partnership with a large pharmaceutical partner in 2004.

We believe our accomplishments to date demonstrate our commercial capabilities and position us well to achieve our longer-term product and pharmaceutical goals. Quantum Phytase is on track for expanded launch this year in the U.S. and the Bayovac SRS vaccine for farmed salmon is on track for initial launch this year in Chile and Northern Europe, which represents 2 of the 4 major global markets for this product. With our expanding portfolio of commercialized products, we remain confident that we will achieve greater than $10 million of product revenue for the year, a substantial increase over the $2.8 million achieved in 2003. We also believe that our newly launched products will drive further sales growth in 2005. We also expect to establish at least one additional strategic partnership this year.

Now I’d like to turn it over to Edward Shonsey to review our financial results for the first half of the year and update our financial guidance for the third quarter and the full year. Ed.

Edward Shonsey - Diversa Corp. - EVP, Internal Development & Acting CFO

Thank you, Jay. I would like to begin by reviewing our second-quarter and first-half financial results that were released yesterday. As we reported in our press release, our revenues for the second-quarter were $14.7 million compared to our updated guidance of $14 million for the quarter. For the first half of 2004, our revenues were $26.5 million, a 44 percent increase over revenues of $18.4 million for the first half of 2003, driven by increases in all three major revenue categories — collaborative, grant, and product-related. The increase in collaborative revenues was primarily attributable to our collaboration with Syngenta, while the grant revenue increase was principally due to multiple antibody-related BioDefense awards. Product-related revenues increased due to higher Phyzyme Phytase sales, the launch of Quantum Phytase in Mexico and Brazil, and higher Pyrolase sales.

Our operating expenses for the quarter were $22.8 million, and through 6 months, our operating expenses totaled $44.9 million, compared to $52.2 million for the same period in 2003. The decrease in operating expenses is primarily due to the one-time $10.8 million non-cash write-off in February 2003 of acquired in-process R&D associated with the acquisition of certain assets and intellectual property rights of the Torrey Mesa Research Institute, or TMRI. This was partially offset by increased headcount and-facility related costs as a result of 71 additional researchers that were hired in conjunction with this transaction.

Our net loss for the quarter was $8.1 million, which was favorable to our guidance of $10.5 million. For the first half of 2004, our net loss was $18.2 million, compared to a net loss of $33.5 million for the same period in 2003. Again, this decrease is largely attributable to the non-cash charges associated with the 2003 TMRI transaction, as well as the increased revenues over the prior year.

Finally, we closed the quarter with cash and short-term investments of just over $112 million.

I would now like to provide you with updated financial guidance. Looking ahead at the remainder of the year, we expect full-year revenues to fall within the $60 to $65 million range, which represents substantial growth over 2003 revenues of $49 million. The reduction from our previous guidance of approximately $70 million is primarily attributable to three factors — first, regulatory approval for Quantum Phytase is now anticipated to occur by the end of September due to FDA timing, which is significantly later than we initially expected; second, due to the effects of the avian flu on chicken populations, particularly in Asia, we have seen slower than anticipated sales of Phyzyme Phytase in the first half of the year, although we believe this situation is reversing based on recent orders from Asia through our partner, Danisco. And third, although we anticipate that we will accomplish our goals in terms of number of deals, funding from new collaboration and licensing activities is expected to be lower, due to timing.

We are still maintaining our guidance of over $10 million in product-related revenues as part of the $60 to $65 million total revenue range for 2004. We remain optimistic about our growing product portfolio, which includes our two phytase products, Phyzyme Phytase and Quantum Phytase for animal feed; Luminase enzyme for pulp and paper processing; Cottonase enzyme for textile processing; DiscoveryPoint fluorescent proteins for drug discovery; and our two Pyrolase enzymes used in oil well fracturing. As Jay mentioned previously, we also expect to add our first Bayovac vaccine product for aquaculture, as regulatory approval is anticipated later in the third quarter.

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DVSA - Q2 2004 Diversa Corporation Earnings Conference Call

We expect to record $5 to $7 million in costs of goods sold in 2004. However, this figure is dependent both on the amount and the mix of our product-related revenues. Keep in mind that cost of goods sold varies significantly from product to product.

For the full year, we expect research and development expenses of $74 to $75 million; selling, general and administrative expenses of $12 million; amortization of intangible assets of $2.6 million; and net interest and other income of $600,000. Accordingly, we have improved our original 2004 net loss guidance of $33 million to a range of $31 to 33 million. This equates to 72 to 76-cent loss per share range based upon a weighted average of 43.3 million shares outstanding for the year. We are maintaining our capital expenditures guidance of $10 million for 2004, and we still expect a net decrease in cash and investments of approximately $30 million for the year.

Now I will discuss detailed financial guidance for the third quarter. We expect total revenues of $13.5 to $14.5 million for the third quarter, which includes approximately $9 million in collaborative revenues, $2.5 million in grant revenues, and $2 to $3 million in product-related revenues. We anticipate cost of goods sold of approximately $1 to $1.5 million; research and development expenses of $20 million; selling, general and administrative expenses of $2.5 million; amortization of intangible assets of $650,000; and net interest and other income of $150,000, resulting in a net loss range of approximately $10 to $10.5 million. This equates to a 23 to 24-cent loss per share range for the third quarter, based upon a weighted average of 43.4 million shares outstanding.

Looking ahead to the fourth quarter, we expect total revenues of $20 to $24 million, with the increase being driven by product-related revenue growth, new collaborations and grants, and timing of milestones. Also for the fourth quarter, we expect that our gross margin on product-related revenues will continue to increase as product sales increase and scale efficiencies improve, and that operating expenses will remain relatively flat, as compared to the third quarter.

With respect to our outlook for 2005, we expect to continue to incur a loss, though at a substantially reduced level from 2004. We expect to provide detailed guidance for 2005 at the beginning of next year, as we monitor our 2004 product launches and the resulting growth in our product-related revenues.

Beyond 2005, we expect to see continued growth in our product-related revenue, which will drive us toward profitability.

I would now like to turn the call back to Jay for his concluding comments.

Dr. Jay Short - Diversa Corp. - CEO

Thanks, Ed. We believe that through our recently completed and upcoming 2004 product launches, we have advanced from a research and technology-driven company to a product-focused organization. Investments that we and our partners have made over the past decade are being translated to commercialized products and a steadily advancing pipeline of differentiated product candidates, all of which are targeting selected, high-value opportunities that can be addressed by Diversa and its partners’ technologies and commercialization organizations. We are not dependent on a single product or program in order to be successful, and we maintain a strong cash position of over $112 million in cash and investments. From a strategic direction standpoint, we continue to see opportunities in the near-term on the non-pharmaceutical side, for bringing tremendous value to industries that traditionally have not had access to robust enzymes to replace harsh, expensive, and environmentally unfriendly chemicals.

Longer-term, we see significant upside potential from our pharmaceutical programs, where we have a strategic internal focus on anti-infectives and an expanding number of important collaborators.

Thank you for your attention. I would now like to turn the call over to the operator for questions.

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QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Jeff Zekauskas, JP Morgan.

Karen Buchkovich - JP Morgan - Analyst

This is Karen Buchkovich with Jeff Zekauskas. My first question is for Ed. I missed the product revenues forecast for the third quarter, and I’m wondering if you are expecting a large ramp-up of product revenues in the fourth quarter?

Edward Shonsey - Diversa Corp. - EVP, Internal Development & Acting CFO

Yes. For the third quarter, we are anticipating the range for total revenue of $13.5 to $14.5 million.

Karen Buchkovich - JP Morgan - Analyst

And did you give a breakdown for product revenues?

Edward Shonsey - Diversa Corp. - EVP, Internal Development & Acting CFO

For the product revenues, we are anticipating or forecasting $2 to $3 million for the third quarter.

Karen Buchkovich - JP Morgan - Analyst

So that brings you up to $4 to $5 million for the first three quarters should you achieve that. So then, I was a little bit surprised that you maintain the $10 million guidance for year-end. So you think that you will get half of the product-related revenues in the last quarter?

Edward Shonsey - Diversa Corp. - EVP, Internal Development & Acting CFO

Yes we do. As Jay indicated, we have recently launched some new products, specifically Luminase, and we are in the process of launching Quantum and also Bayovac for aquaculture. So we anticipate those to kick in and ramp up in the fourth quarter.

Karen Buchkovich - JP Morgan - Analyst

Okay. Can you tell me if the Syngenta milestones were all booked in the second quarter?

Edward Shonsey - Diversa Corp. - EVP, Internal Development & Acting CFO

Yes, they were.

Karen Buchkovich - JP Morgan - Analyst

And related to today’s news about the extension of the Zymetrics joint venture, is it essentially an extension, and was it restructured in some way? I was wondering about the reference to — it will be managed exclusively by Syngenta. Is that a change, or, how —

Dr. Jay Short - Diversa Corp. - CEO

It’s a change in this regard. Diversa now has more involvement at a higher level within Syngenta. So that’s certainly a better and more important integration from Diversa’s perspective, with respect to Syngenta’s overarching business. Number two, the Zymetrics JV — contract JV had a five-year term, which would actually expire in November of 2004. So what we have been able to do now because of the success in this particular program is to re-establish a new agreement that gives Syngenta the option to — which we believe Syngenta will exercise — to extend its Zymetrics relationship, and basically, will be folded into our 2003 agreement to allow us to overall manage the combination of all these agreements in a much more efficient, streamlined manner. And certainly, this agreement allows us to have some substantial increase in research funding going forward into the future beyond what we previously had. And so, it basically allows us to take a whole series of agreements that we have with Syngenta and put them under one umbrella.

Karen Buchkovich - JP Morgan - Analyst

Okay. All right, thank you. Can you comment on the status of the U.S. regulatory approval for Bayovac?

Dr. Jay Short - Diversa Corp. - CEO

Bill Baum, who is our Executive Vice President and also the Head of our Chem., Agricultural, Industrial business — and Bill, why don’t you comment?

Bill Baum - Diversa Corp. - EVP, Chem, Agricultural, Industrial Enzymes

Yes, the approval we are looking for Bayovac is really principally in Chile, because that is the largest single market for salmon, which is specific to this particular vaccine.

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DVSA - Q2 2004 Diversa Corporation Earnings Conference Call

Karen Buchkovich - JP Morgan - Analyst

I see.

Bill Baum - Diversa Corp. - EVP, Chem, Agricultural, Industrial Enzymes

We probably won’t be looking for U.S. approval until — I would say, after we get North Sea, or European approval. But Chile really is the key market for this, and it’s where all the revenue plans have been focused for this vaccine. And we expect that approval to occur late September/early October.

Karen Buchkovich - JP Morgan - Analyst

Can you give us some idea of the market size — and relative to Cottonase and Luminase?

Dr. Jay Short - Diversa Corp. - CEO

For this particular product, we are forecasting approximately an opportunity of around $20 million — and it will take us some time to move toward that ultimate revenue number. With respect to Diversa, we are forecasting — we are not giving actually a detailed breakout on that, but we expect that to take a couple of years to ramp up to something like that.

Karen Buchkovich - JP Morgan - Analyst

I will get back in the line.

Operator

Jeff Cianci, UBS.

Jeff Cianci - UBS Warburg - Analyst

Something like that. Hey, guys. Third quarter — first, just get this right in the numbers, if I could — is the reason the June loss was less because of the milestones accelerated, that you basically moved from the fourth quarter to the second? Am I understanding that — because then you are going to go back to a higher loss in the third, despite having seemingly more revenues?

Dr. Jay Short - Diversa Corp. - CEO

Yes, I think that is accurate. You know, we were able to advance these milestones by six months. So anytime you can bring money forward, that’s a great thing.

Jeff Cianci - UBS Warburg - Analyst

Is there any other opportunities or milestones that you are waiting on at year-end or —

Dr. Jay Short - Diversa Corp. - CEO

Absolutely there is.

Jeff Cianci - UBS Warburg - Analyst

Well, meaning — (multiple speakers)

Dr. Jay Short - Diversa Corp. - CEO

Not through Zymetrics; we did achieve 100 percent of the Zymetrics milestones, so we had — but through our other collaborations, we have opportunities in the fourth quarter to achieve milestones.

Jeff Cianci - UBS Warburg - Analyst

Okay. Would you say opportunities — shall we say high confidence that you will hit those, is that in your full-year guidance? Or was that a —

Dr. Jay Short - Diversa Corp. - CEO

(multiple speakers) milestones. Yes, I think we feel that we have a high probability of hitting milestones in that period.

Jeff Cianci - UBS Warburg - Analyst

So that’s incorporated in your full-year outlook, correct?

Dr. Jay Short - Diversa Corp. - CEO

Yes.

Jeff Cianci - UBS Warburg - Analyst

All right. Great. And when Syngenta gives you all more money, are we talking — extend the current R&D more than five years? Are we talking, perhaps, more near-term money, ‘05, ‘06?

Dr. Jay Short - Diversa Corp. - CEO

What we did is we aligned this length of the agreement with our 2003 agreement, so that it has a similar term.

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DVSA - Q2 2004 Diversa Corporation Earnings Conference Call

Jeff Cianci - UBS Warburg - Analyst

Which means there’s more revenues per year, now? I guess I’m missing — the increased R&D funding on top of what you already had is coming from them?

Dr. Jay Short - Diversa Corp. - CEO

Yes — for the future years. Because before, remember, the way it was before, that Zymetrics agreement would end in November, and we had no funding coming in from the animal feed enzymes there. So what we have done now is establish an agreement that allows us to have over $10 million upon Syngenta exercising that option at the end of the year for funding that we previously did not have.

Jeff Cianci - UBS Warburg - Analyst

Yes, okay. What I still want to get at is — is ‘05, then, stable versus ‘04 on such collaborative revenue?

Dr. Jay Short - Diversa Corp. - CEO

Look forward to January; we are going to guide you on what’s happening with products and collaborations in January, 2005. But we have — we did comment that we will have a substantially reduced loss in 2005 with respect to ‘04 — in comparison to 2004. So we’re —

Jeff Cianci - UBS Warburg - Analyst

We will presume that that’s revenue-driven and not expense-driven.

Dr. Jay Short - Diversa Corp. - CEO

I think you’re going to see that that’s largely product revenue-driven.

Jeff Cianci - UBS Warburg - Analyst

Product revenue — okay. But I’m just wondering how much of the collaborative number is at risk? You know, next year, do we fall off some sort of cliff, or —

Dr. Jay Short - Diversa Corp. - CEO

No, no, no. I would say it’s not a large number at risk on the collaborative side. What’s happening here — if you go back 2 years ago, you know, you had a few hundred thousand dollars in product revenue. Last year, we had 2.8 million of product revenue. This year, we are guiding to exceed 10 million in product revenue. And so you can just plot that curve. And we have also previously guided that we expect to see between 2003 and 2008 on the product revenue side, over 100 percent compound annual growth rate. So products are definitely driving the reduced cash utilization of this company, and that’s why at over $112 million, we still have a strong cash position, given the strength and growth and number of products we have in our portfolio.

Jeff Cianci - UBS Warburg - Analyst

Okay, great. And finally, I just want to be sure I understood the GSK development — at the time, you were talking faster than a speech at the Democratic convention. So if you’re further developing these compounds, it’s a whole new class we are talking about here? And on the option, is it much longer-term than the Sordarins?

Dr. Jay Short - Diversa Corp. - CEO

We are not allowed to disclose which class, but I will say this is an exceptionally large product opportunity drug, of which we are working together with GSK to bring to the anti-infective market. So we are excited about it.

Jeff Cianci - UBS Warburg - Analyst

And do you feel it will be complementary, completely separate from Sordarins? I mean, (multiple speakers) —

Unidentified Company Representative

Yes; it’s anti-infective. It will not compete at all with Sordarins.

Jeff Cianci - UBS Warburg - Analyst

Okay. And timing on that — longer-term, will we know stuff for the year on that? (multiple speakers)

Unidentified Company Representative

Yes, maybe in a year. But we will update you in January.

Jeff Cianci - UBS Warburg - Analyst

Okay. Thanks, guys. You did a good job.

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FINAL TRANSCRIPT

DVSA - Q2 2004 Diversa Corporation Earnings Conference Call

Operator

(OPERATOR INSTRUCTIONS). Bonnie Feldman, CCL Partners.

Bonnie Feldman - CCL Partners

Hi, congratulations. Most of my questions have been answered. But could you just give me a little more color on your future plans with the Bayer Animal Health program?

Dr. Jay Short - Diversa Corp. - CEO

Well, there is a whole series of products lined up with that collaboration. And this launch that we are targeting at the end of third quarter, early fourth quarter, is really the first in a series. And so we are very enthusiastic about the potential of that. And of course, we are looking more broadly whether that technology can be applied in other areas beyond aquaculture. And we will update you as we advance those programs.

Operator

Jeff Zekauskas, JP Morgan.

Karen Buchkovich - JP Morgan - Analyst

Can you give me an idea the sum of Diversa’s total potential milestones?

Dr. Jay Short - Diversa Corp. - CEO

We have not provided that. It’s obviously very large, given the number of products we have, the combination of pharmaceutical milestones. But we have not guided that to date. But it is quite substantial. We tend to only guide guaranteed revenue numbers with collaborations, and also guide specific product revenue that we anticipate.

Karen Buchkovich - JP Morgan - Analyst

With the Luminase enzyme, you had estimated that there is a $200 million market out there, and this is based on expanding into a completely new market in North America. What I’m hearing from other industrial enzyme companies is that the current market for bleach-enhancing enzymes is probably below $10 million. I am wondering — and I don’t know, the experienced competitors seem a little bit skeptical that you will reach the $200 million. Any comment?

Dr. Jay Short - Diversa Corp. - CEO

Is that the same group that said we couldn’t express thermal stable enzymes in high-efficiency? Maybe I will turn this question over to Bill Baum, head of that area, and he could comment on that market opportunity.

Bill Baum - Diversa Corp. - EVP

The way we calculated this is we looked at the total bleached pulp tons that were available, primarily in North America, and just did a calculation, because we know what the average bleaching cost is, and we actually took a conservative side that if we were able to reduce bleaching costs by about 15 percent, we would be above 200 million. Now as Jay earlier, we have gotten up to 28 percent bleaching replacement efficiency for chlorine dioxide.

So if you take the 25 percent as the upper-level — I mean, this gets up into the range of a $500 million market. And this is based upon not total achieving 100 percent, because this whole market is worth about $2 billion. So all we are doing is trying to take a fraction of a fraction of what we think we can do in this market. And these calculations are available in the public domain.

Dr. Jay Short - Diversa Corp. - CEO

I would also add that no competitive company out there has ever achieved the kind of efficiency with the enzymes we’ve been able to achieve in this marketplace. So this is differentiating and enabling.

Karen Buchkovich - JP Morgan - Analyst

Okay. I guess I’m following how you are getting to the $200 million cost savings for the market, if you are estimates of expanding the market and so forth occur. But are the customers going to pay that much to save that much?

Bill Baum - Diversa Corp. - EVP

Yes. We have already had several mill trials. We have a total of about 6 mill trials planned for this year; we have completed about half of that. And we are seeing in the actual mill trials the results that we have gotten in our laboratory studies. So we are getting the conversion of the chlorine dioxide through the enzyme replacing [indiscernible] the chlorine dioxide. So these are pretty actual numbers. So we are pretty confident in the numbers that we’ve projected for the $200 million.

Operator

Jeff Cianci, UBS.

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FINAL TRANSCRIPT

DVSA - Q2 2004 Diversa Corporation Earnings Conference Call

Jeff Cianci - UBS Warburg - Analyst

Just a quick one, the (indiscernible) — you said January next call, I would encourage you, as management has done such a great job communicating here, maybe do another call in October — is that on the docket, Jay?

Dr. Jay Short - Diversa Corp. - CEO

Well, we have always taken the position that we will not move quarterly calls until we hit profitability. We were advised to that early on by our lead banks; and of course, that’s going to just be around the corner if we keep launching products and advancing things forward. So obviously, I am looking forward to the UBS conference; we’re going to talk to the world there and webcast that.

Jeff Cianci - UBS Warburg - Analyst

Thanks for the plug. Speaking of management, Mr. Shonsey, I know is comfortable answering the questions — is an “acting” title — is “acting” a long-term title?

Dr. Jay Short - Diversa Corp. - CEO

No, it’s not. We have a lot of good candidates on the CFO side lined up. But we have a lot of important things we would like to put Ed into and continue to utilize his great expertise. (multiple speakers) new CFO sometime in the third quarter.

Jeff Cianci - UBS Warburg - Analyst

Third quarter, as in like now — the next two months?

Dr. Jay Short - Diversa Corp. - CEO

Yes.

Jeff Cianci - UBS Warburg - Analyst

Thanks.

Operator

Thank you. Ladies and gentlemen, this does conclude the question and answer portion of your call, as well as the conference call. Thank you for your participation in today’s presentation. You may now disconnect your lines. Have a great day.

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